Exhibit 99.1

XERIS PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS
Successfully Completed Initial Public Offering (IPO)
Submitted New Drug Application (NDA) for Glucagon Rescue Pen
CHICAGO, IL; Aug 13, 2018 - Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel technology platforms to develop and commercialize ready-to-use injectable and infusible drug formulations, today announced financial results for the second quarter and corporate highlights.

“We successfully completed our IPO in the second quarter and raised $89 million in net proceeds, which will fund multiple clinical programs, advance pre-clinical programs in other therapeutic areas, as well as build out our commercial organization in preparation for the commercial launch of our lead candidate, Glucagon Rescue Pen, in the United States,” said Paul R. Edick, Chairman and Chief Executive Officer of Xeris Pharmaceuticals. “We are delighted to have submitted the NDA for our Glucagon Rescue Pen since the IPO. Our NDA submission is a major milestone for Xeris and Glucagon Rescue Pen, which has the potential to be the preferred rescue treatment for severe hypoglycemia in people with diabetes. If our NDA is approved in our expected timeframe, we believe we will have the first ready-to-use, room-temperature stable liquid glucagon formulation that can be administered without any preparation or reconstitution.”

Second Quarter 2018 Highlights and Recent Events

▪
Submitted NDA to US Food and Drug Administration (FDA) for Glucagon Rescue Pen: Xeris submitted the NDA for its lead product candidate, Glucagon Rescue Pen, for the treatment of severe hypoglycemia, a potentially life-threatening condition, in people with diabetes.

▪
Presented positive Phase 3 data at American Diabetes Association’s 78th Scientific Sessions: Xeris presented efficacy and safety data from two of its Phase 3 clinical studies of its ready-to-use Glucagon Rescue Pen in treating severe hypoglycemia in adults and children with type 1 diabetes, as compared to the currently marketed Glucagon Emergency Kit.

▪
Completed initial public offering (IPO): Xeris successfully completed its IPO of 6,555,000 shares of common stock at a public offering price of $15.00 per share, including the exercise in full by the underwriters of their option to purchase up to an additional 855,000 shares of common stock. Net proceeds to the Company were approximately $89.0 million after deducting underwriting discounts and commissions, as well as other offering expenses.

▪	Announced appointment of new board members: Xeris announced the appointment of four new independent members to the Board of Directors reflecting Xeris’s transition to a public company.

Second Quarter 2018 Financial Highlights
Cash position: As of June 30, 2018, Xeris reported total cash and cash equivalents of $134.5 million, compared to $42.0 million at December 30, 2017. Cash and cash equivalents at June 30, 2018 includes total net proceeds of approximately $89.0 million, including overallotments, from the Company’s IPO in June 2018.
Research and development (R&D) expenses: R&D expenses for the second quarter of 2018 were $8.7 million, compared to $4.2 million for the same period in 2017. The increase was primarily due to expenses associated with clinical trial material and clinical services across all of the Company’s programs, including validation batches in preparation for the NDA to be submitted in the third quarter, and to an increase in employee-related expenses.
General and administrative (G&A) expenses: G&A expenses for the second quarter of 2018 were $4.5 million, compared to $1.6 million for the same period in 2017. The increase was due to a greater number of employees to support the growth of the Company and to an increase in market research costs.
Net loss: For the second quarter of 2018, Xeris reported a net loss of $13.0 million, or $3.07 per share, compared to $5.2 million, or $2.59 per share, for the same period in 2017.

About Xeris Pharmaceuticals, Inc.
Xeris is a specialty pharmaceutical company leveraging its novel technology platforms to develop and commercialize ready-to-use, room-temperature stable injectable and infusible drug formulations. The Company’s proprietary XeriSol™ and XeriJect™ formulation technologies are being evaluated for the subcutaneous (SC) and intramuscular (IM) delivery of highly-concentrated, non-aqueous, ready-to-use formulations of peptides, small molecules, proteins, and antibodies using commercially available syringes, auto-injectors, multi-dose pens, and infusion pumps. Xeris's platforms have the potential to offer distinct advantages over existing formulations of marketed and development-stage products. In particular, XeriSol™ and XeriJect™ have the potential to eliminate the need for reconstitution, enable long-term, room-temperature stability, significantly reduce injection volume, and eliminate the requirement for intravenous (IV) infusion. These attributes may lead to products that are easier to use by patients, caregivers, and health practitioners and reduce costs for payers and the healthcare system. Further information about Xeris can be found at www.xerispharma.com.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Xeris Pharmaceuticals, Inc., including statements concerning the timing or likelihood of approval by the FDA of our NDA for our Glucagon Rescue Pen, the Company’s expectations related to the use of proceeds from its IPO, the market and therapeutic potential of our product candidates and the potential utility of our formulation platform and other statements containing the words "will," "would," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation, the regulatory approval of our product candidates, our ability to market and sell our products, if approved, and other factors discussed in the "Risk Factors" section of the final prospectus related to Xeris’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act, as well as discussions of potential risks, uncertainties, and other important factors in Xeris’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237
Media Contact
media@xerispharma.com

XERIS PHARMACEUTICALS, INC.
CONDENSED STATEMENT OF OPERATIONS
(in thousands, except share and per share data; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Grant income	$819	$549	$1,029	$903
Service revenue	—	16	53	16
Cost of revenue	—	4	42	4
Gross profit	819	561	1,040	915
Operating expenses:
Research and development	8,677	4,201	17,389	7,863
General and administrative	4,499	1,559	7,738	2,900
Expense from operations	13,176	5,760	25,127	10,763
Loss from operations	(12,357)	(5,199)	(24,087)	(9,848)
Other (expense) income:
Interest income	238	—	334	—
Interest expense	(562)	(1)	(753)	(1)
Change in fair value of warrants	(306)	(32)	(388)	(32)
Total other expense	(630)	(33)	(807)	(33)
Net loss	$(12,987)	$(5,232)	$(24,894)	$(9,881)
Net loss per common share - basic and diluted	$(3.07)	$(2.59)	$(7.76)	$(4.92)
Weighted average common shares outstanding, basic and diluted	4,231,054	2,022,240	3,205,998	2,010,236

XERIS PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$134,528	$42,045
Accounts receivable, net	1,065	1,199
Prepaid expenses and other current assets	1,439	809
Total current assets	137,032	44,053
Property and equipment, net	1,136	788
Other assets	88	157
Total assets	$138,256	$44,998

Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$556	$1,976
Accrued expenses	7,542	2,557
Warrant liabilities	807	93
Deferred grant award	284	234
Total current liabilities	9,189	4,860
Long-term debt, net of unamortized deferred costs	18,167	—
Other long-term liabilities	1,563	90
Total liabilities	28,919	4,950
Total convertible preferred stock	—	97,878
Total stockholders' equity (deficit)	109,337	(57,830)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$138,256	$44,998